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Exhibit 5.1

                          STEPHEN A. ZRENDA, JR., P.C.
                         ATTORNEYS AND COUNSELORS AT LAW
                              2100 BANK ONE CENTER
                               100 NORTH BROADWAY
                       OKLAHOMA CITY, OKLAHOMA 73102-8601

                            Telephone (405) 235-2111
                            Telecopier (405) 235-2157

Stephen A. Zrenda, Jr., Esquire               Mark S. Edmondson, Esquire
E-mail:Zrendaesq@aol.com                      E-mail: Mark.Edmondson@2100Law.com


                                  June 7, 2002

AccuPoll Holding Corp.
(formerly Western International Pizza Corp.)
4440 Van Karman Avenue
Newport Beach, California 92660

         Re: 2002 Consultant Compensation Plan

Gentlemen:

         We have acted as special counsel to AccuPoll Holding Corp. (the "Company") to render a legal opinion regarding its Form S-8 Registration Statement to be filed with the Securities and Exchange Commission concerning its plan to issue its Common Stock, $.001 par value, to consultants to the Company under the terms of its 2002 Consultant Compensation Plan (the "Plan").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, instruments and documents of the Company, certificates of public officials and of officers of the Company, and such other certificates, documents and records, and have made such other investigations, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon such certificates of public officials and of such officers, such other certificates, documents and records, and upon the representations of such parties. In addition, we have assumed: (i) the genuineness of all signatures on all documents seen or reviewed by us, ii) the authenticity of documents submitted to us as originals, and (iii) the conformity with the original and certified copies of all documents submitted to us as copies and the authenticity of the originals thereof. We have also examined such matters of law and such additional matters of fact as we consider necessary or appropriate in connection with the opinions hereinafter expressed.

         Based on and subject to the foregoing, it is our opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

         2. Assuming the accuracy of the documents, representations and warranties of the Company, the offer, issuance and sale of the Common Stock of the Company to its consultants under the terms and provisions of consulting agreements to be duly authorized for issuance under the AccuPoll Holding Corp. 2002 Consultant Compensation Plan will have been duly authorized and validly issued and will be fully paid and nonassessable.

         The opinions expressed herein are solely for your benefit in connection with the Form S-8 Registration Statement of the Company and may not be relied upon in any manner or for any purpose by any other person or entity without the prior written consent of this firm.


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         We hereby consent to the use of our name in Form S-8 registration statement of AccuPoll Holding Corp. for its 2002 Consultant Compensation Plan.


                                                Very truly yours,

                                                STEPHEN A. ZRENDA, JR., P.C.


                                                By: /s/ Stephen A. Zrenda, Jr.
                                                --------------------------------
                                                    Stephen A. Zrenda, Jr.